Exhibit 10.2

April 7, 2021

Dear Mutya,

This letter (the “Offer Letter”) contains the terms and conditions of your employment with VYNE Pharmaceuticals Inc. (the “Company”), a subsidiary of VYNE Therapeutics Inc. (“VYNE”), effective as of April 7, 2021 (the “Effective Date”). The Company, together with its ultimate parent and their respective affiliates and subsidiaries, are hereinafter referred to as the “Group Companies.”
Your employment pursuant to this Offer Letter will commence as of the Effective Date and the terms and conditions of this Offer Letter shall be effective as of the Effective Date. Unless stated otherwise herein, this Offer Letter will supersede any prior offer letters between you and the Company or any of its affiliates, including the letters dated November 1, 2017 and May 6, 2019 and any amendments thereto (together, the “Previous Offer Letter”). You may be interchangeably referred to as “you” or “the Executive” within this Offer Letter. Additionally, where the context permits, references to “the Company” shall include the Company, its subsidiaries and affiliates and any successor thereto.

Brief Description of Role, Reporting Structure and Major Responsibilities:

We are pleased to offer you the position of VYNE’s Chief Legal Officer, General Counsel and Corporate Secretary. You will report to VYNE’s Chief Executive Officer, David Domzalski.
Your responsibilities will include, inter alia,
1.Serve as the lead attorney for the Group Companies, providing overall strategic direction, department design, and implementation of all corporate legal functions/matters related to the Group Companies including:
a.Review, negotiate and draft day-to-day contracts and agreements as needed on behalf of the Group Companies and with associated partners/vendors.
b.Assist in the drafting and filing of the Group Companies’ annual, quarterly and periodic SEC filings.
c.Provide direct oversight for all corporate, commercial and regulatory compliance, employment law, product liability and litigation.
d.Identify and manage outside counsel(s) as needed.
2.Provide strategic support and legal guidance on corporate development, business development and M&A activities.
a.Assist CEO and CFO in establishing strategy.
b.Work with leadership team in identification and prioritization of targets and serve as primary lead in due diligence activities.
c.Assist in the negotiations, drafting and management of in-licensing / out-licensing transactions.

Exhibit 10.2
3.Participate in Board of Director meetings/calls and provide legal support as customary in gathering, maintaining and distributing all necessary documents/minutes associated with such events.
Compensation

You will be paid a base salary at an annual rate of $405,935, payable in accordance with the Company’s payroll policies, less applicable deductions and employment taxes. Currently, the Company’s regular pay period is bi-monthly (the 15th and 30th of each month).

You will be eligible to receive a cash bonus of up to 40% of your base salary based on achievement of milestones and targets set by the CEO, under the framework of the applicable bonus plan of the Company for the relevant year.

The payment and grant of the cash bonus, if awarded, shall be made no later than March 15th of the calendar year following the year to which the performance relates, upon evaluation of your performance and the achievement of milestones and targets set for the performance year, and in accordance with the then-current general bonus plan. You must be employed by the Company on the bonus payment date to be eligible to receive the bonus.

You will receive annual equity awards to acquire common stock in VYNE with a per share exercise price for the options equal to the fair market value of one share of VYNE common stock on the grant date. The annual equity grants are expected to be granted in March and will vest over a period of four years following the last day of the calendar quarter in which the grant was made as follows: 25% on the first anniversary of the vesting commencement date and 6.25% on the last day of each subsequent calendar quarter, subject to your continued employment with VYNE or one of its subsidiaries through the applicable vesting date. Please note that such vesting period does not amount to an undertaking of the Company or VYNE to employ you for any given period. The equity grants shall be subject to the execution of a share award agreement with VYNE and the terms and conditions of VYNE's 2019 Equity Incentive Plan, or VYNE's 2018 Omnibus Equity Incentive Plan, in each case, as may be amended or amended and restated from time to time.

Consistent with its policies as established from time to time, the Company will also cover all expenses directly related to your job performance, in accordance with the Company’s policies as in effect from time to time.

You will be entitled to four (4) weeks of paid vacation. These vacation days accrue ratably over the calendar year and may not be carried forward from year to year or paid out at the termination of employment, except as described below or if your state laws mandate this payout. You will be entitled to participate in the Company’s healthcare plan, then in effect, or, at the Company’s election, the Company may direct you to purchase an individual plan providing equivalent coverage and will reimburse you for all premium payments under such individual plan, upon proof of payment. All matters of eligibility under the Company’s plans will be determined solely by the carriers providing such insurance. You will continue to be eligible to participate in the Company’s 401(k) plan.

The Company will also recognize certain holidays. These dates are communicated each year by the Company and may change based upon business needs.

Exhibit 10.2

Termination of Employment

Your employment with the Company is at-will and may be terminated by either you or the Company at any time, with or without reason.

In the event of a termination for Cause (as defined on Appendix A) by the Company, your employment will end immediately without notice and the Company and its subsidiaries and affiliates will have no further liability towards you except for payment of (1) any earned but unpaid base salary, (2) any incurred but unreimbursed business expenses and (3) any accrued but unused vacation days that exist as of the date of your termination of employment to the extent mandated by state law (together, the “Accrued Benefits”).

In the event of your death or the termination of your employment as a result of your disability (as determined by the Company in good faith), the Company will have no further liability to you except for payment of the Accrued Benefits through the date of your death or the first day of your disability.

You shall have the right to resign at any time by giving the Company thirty (30) days’ notice of the termination date, subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to you, in which case the last day of the reduced notice period shall constitute your employment termination date. The Company shall not have any further liability to you except for payment of all Accrued Benefits due through the date of termination unless such resignation is for Good Reason which shall be governed by the provisions below.

The Company may terminate your employment without Cause upon thirty (30) days’ notice, during which notice period you will receive your full compensation and benefits.

If your employment is terminated without Cause or you resign for Good Reason, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company in its sole discretion within 55 days following your termination of employment, you will be entitled to receive, in addition to the Accrued Benefits, (i) a severance payment (the “Non-CIC Severance Payment”) equal to the better of (A) three (3) months salary plus one (1) month for every full year of your employment by a Group Company (up to a maximum of twelve (12) months) or (B) a severance payment in accordance with the terms set forth on Appendix A to this Offer Letter (the “Severance Policy”) based on your then-current position as set forth therein and (ii) if you qualify for and timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continued payment by the Company of monthly contributions in respect of your coverage under the Company’s healthcare plan for the number of months following the date of termination that corresponds to your severance payment, in an amount equal to the contribution the Company would have made if you had continued to be an active employee (assuming the applicable rates in effect as of the date of your termination of employment); provided that, the Company’s obligations under this clause (ii) shall terminate on the earlier of (x) the date on which you enroll in a group health plan offered by another employer and (y) the date on which you are no longer eligible for continuation coverage under COBRA; provided further that, notwithstanding the foregoing, in the event such Company contributions, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision that provides substantially a similar benefit to you but does not result in such tax or other penalties.

Exhibit 10.2

Notwithstanding the above, if you experience a Qualifying Termination within the twelve (12) month period after a Change in Control (a “Qualifying Change in Control Termination”), subject to your execution and non-revocation of a release of claims in a form acceptable to the Company in its sole discretion within 55 days following your termination of employment, you will be entitled to receive, in addition to the Accrued Benefits, (i) a severance payment (the “CIC Severance Payment” and, together with the Non-CIC Severance Payment, the “Severance Payment”) in accordance with the Severance Policy as applicable for a termination of employment that occurs following a change in control, (ii) a cash payment equal to your target annual bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days you were employed with the Company during the calendar year in which the date of termination occurs, and the denominator of which is 365 (the “Pro-rated Bonus”) and (iii) if you qualify for and timely elect continuation coverage under COBRA, continued payment by the Company of monthly contributions in respect of your coverage under the Company’s healthcare plan for the number of months following the date of termination as set forth in the Severance Policy, in an amount equal to the contribution the Company would have made if you had continued to be an active employee (assuming the applicable rates in effect as of the date of your termination of employment); provided that, the Company’s obligations under this clause (iii) shall terminate on the earlier of (x) the date on which you enroll in a group health plan offered by another employer and (y) the date on which you are no longer eligible for continuation coverage under COBRA; provided further that, notwithstanding the foregoing, in the event such Company contributions, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision that provides substantially a similar benefit to you but does not result in such tax or other penalties.

Furthermore, notwithstanding the terms of the Company equity incentive plan under which your equity awards are granted or any applicable award agreements, in the event of a Qualifying Change in Control Termination, all of your outstanding, unvested Company employee stock options and unvested restricted stock units, if any, shall become fully vested and any restrictions thereon shall lapse.

For the purpose of this Offer Letter, “Good Reason” means: (i) a material reduction in your base salary; (ii) a material reduction in your target annual bonus opportunity; (iii) a relocation of your principal place of employment by more than twenty-five (25) miles provided that such relocation increases your daily commute; or (iv) an adverse change in your position, including title, reporting relationship(s), authority, duties or responsibilities; all of the above without your consent. You must provide notice of the existence of the Good Reason condition within thirty (30) days of the date you learn of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

For purposes of this Offer Letter, “Change in Control” shall have the meaning set forth in the Company’s 2019 Equity Plan. For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected primarily for the purpose of changing the domicile of the Company.

Timing of Payment

Exhibit 10.2
The applicable Severance Payment and the Pro-rated Bonus (in the event of a Qualifying Change in Control Termination) will be paid in a lump sum within sixty (60) days following the date of your termination of employment subject to the provisions of Appendix A and as set forth below.

The payments and benefits under this Offer Letter are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Offer Letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Offer Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Offer Letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.

Miscellaneous

You represent that (i) there is no legal restriction and/or contractual restriction prohibiting you from entering into an employment relationship with the Company, (ii) that by doing so you are not violating any third party’s rights, including any undertaking entered into with any former employer, and (iii) that you know that the Company is employing you based upon this statement.

A dispute under this Offer Letter shall be heard and governed by the procedural and substantive laws of the State of New Jersey or of your primary workplace. By signing this offer Letter you and the Company agree to WAIVE ANY RIGHT TO A JURY TRIAL for any disputes arising out of this offer letter.

This Offer Letter constitutes and expresses the entire agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment, and it cancels and replaces any and all prior understandings and agreements between you and the Company, except the Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement attached hereto as Appendix B. All other promises, representations, collateral agreements and understandings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

Exhibit 10.2

The Company may withhold from any amounts payable under this Offer Letter all federal, state, city or other taxes as it is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Offer Letter, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

Without derogating from the above, you will be required to abide by the Company’s policies, rules and procedures, as may be in effect from time to time, at the Company’s sole discretion, and that may be modified or changed as circumstances warrant.

Prior to your commencement of work, you will be required to sign a Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement, which is attached hereto as Appendix B. You will be bound by the terms of the document.

We are pleased to present this Offer Letter to you. Please sign below to indicate your acceptance of this employment offer on the basis of the foregoing terms.

Sincerely,

/s/ David Domzalski
Chief Executive Officer

I hereby confirm that I have carefully read and understood this offer of employment and I have accepted it and entered into it of my own free will.

/s/ Mutya Harsch_______________
Mutya Harsch

Exhibit 10.2

Appendix A
SEVERANCE POLICY

	Provision	CEO	SVP+	VP
Non-CIC Severance	Non CIC-Severance Trigger	A termination of employment (i) by the Company and its subsidiaries without “Cause” or (ii) by the employee for “Good Reason” (each, a “Qualifying Termination).*
	Cash Severance	1.0x base salary**	0.75x base salary**	0.5x base salary**
	Benefits	12 months benefits continuation	9 months benefits continuation	6 months benefits continuation
	Equity Treatment	Full vesting acceleration of time-based awards	As provided in the applicable equity plan and award agreement
CIC Severance	Protection Period	12 months following a Change in Control***
	CIC Severance Trigger	Double trigger (i.e., a Qualifying Termination during the Protection Period)
	Cash Severance	1.5x (salary + target bonus), plus pro-rata target bonus**	1.0x (salary + target bonus), plus pro-rata target bonus**	0.5x (salary + target bonus), plus pro-rata target bonus**
	Benefits	18 months benefits continuation	12 months benefits continuation	6 months benefits continuation
	Equity Treatment	Double trigger full vesting acceleration of time-based awards
	Excise Tax	Best net provision

*“Cause” shall have the meaning set forth in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and “Good Reason” shall have the meaning set forth in the Offer Letter.

**Amounts shall be paid in a cash lump sum within 60 days following the date of termination; provided that, if (i) the employee was party to an employment agreement or other plan, agreement or arrangement with the Company or any of its subsidiaries or affiliates prior to the effective date of this severance policy that provided for severance payments and benefits upon a termination of employment (each such employment agreement or other plan, agreement or arrangement, a “Prior Agreement”) and (ii) the payments and benefits provided pursuant to this severance policy are determined to be “deferred compensation” for purposes of Section 409A of the Internal Revenue Code or any successor provision thereto (the “Code”), then, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the payments and benefits

Exhibit 10.2
provided pursuant to this severance policy shall be paid at the same time(s) and in the same form(s) provided in the Prior Agreement, at all times, in accordance with Section 409A of the Code.

***”Change in Control” shall have the meaning set forth in the 2019 Plan. For the avoidance of doubt, the consummation of the merger contemplated by that certain Agreement and Plan of Merger by and mong the Company, Foamix Pharmaceuticals Ltd. And Giants Merger Subsidiary Ltd., dated as of November 10, 2019 (as amended), shall not constitute a Change in Control for purposes of this severance policy.

Exhibit 10.2

Appendix B
Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement

This Non-Solicitation, Non-Competition, Confidentiality and Intellectual Property Agreement (“Agreement”), is made and entered into by and between, VYNE Pharmaceuticals Inc. (the “Company”) and Mutya Harsch (“you” and “your”). The Company, together with its ultimate parent and their respective affiliates and subsidiaries, are hereinafter referred to as the “Group Companies.”

The parties hereby agree to the following in exchange for your employment with the Company:

(a)Non-Competition. You recognize that your knowledge of the Confidential Information (as defined below) and trade secrets of the Group Companies and your role in the Group Companies’ business may allow you to compete or to assist a third party to compete unfairly with the Group Companies.

(i)During the term of this Agreement, and for a period of 12 months following the termination of your employment with any member of the Group Companies (the “Restricted Period”), you agree that you shall not, without the prior consent of the Company and its ultimate parent, directly or indirectly, as an employee, executive, agent, principal, partner, stockholder, officer, director, consultant, independent contractor, advisor, investor or any other representative, work with or without compensation in any business that develops or commercializes foam or topical tetracycline antibiotics or is otherwise directly competitive with, the business of the Group Companies (i.e., any compound that is the same or substantially similar to a compound being developed or sold by any member of the Group Companies) (each, a “Competitive Business”) within the same geographic territory in which you operated during your last year of employment with any member of the Group Companies.
(ii)Necessary and Reasonable. You acknowledge that this non-compete provision is necessary and reasonable to protect Group Companies’ business interests. You further acknowledge that the Group Companies would suffer irreparable harm and other damage in the event of a breach of this provision. You agree that the term, scope and geographic area of the covenants contained herein are reasonable. However, if any court of competent jurisdiction determines that this covenant is unenforceable as to the term, scope or geographic area then this covenant nevertheless shall be enforceable by such court as to such shorter term, such lesser scope or within such lesser geographic area as the court determines to be reasonable and enforceable.

(b)Non-Solicitation. You will not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Company and its ultimate parent, at any time during the Restricted Period:

(i) induce or endeavor to induce (A) any employee of any member of the Group Companies to leave employment with any member of the Group Companies, or (B) any consultant or contractor of any member of the Group Companies to terminate its relationship as such with any member of the Group Companies during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily

Exhibit 10.2
being provided to any member of the Group Companies, provided that this clause shall not preclude customary non-targeted recruiting efforts or general solicitations that are not specifically directed to, but which may have the effect of causing an employee, consultant or contractor to leave the employment or arrangement with any member of the Group Companies; or

(ii) employ or attempt to employ or assist any individual or other entity to employ     any employee of any member of the Group Companies or to retain any consultant or contractor during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to any member of the Group Companies, provided, that this clause shall not preclude an employer of yours from offering employment or consulting or contracting services to anyone without your direct or indirect assistance

(c)Confidentiality. You acknowledge that by reason of your employment with any member of the Group Companies, you have had access to Confidential Information and trade secrets of the Group Companies, and that such Confidential Information and trade secrets are essential components of the business of the Group Companies, and are proprietary and would be of great value and benefit to competitors of the Group Companies. “Confidential Information” is to be broadly defined and includes anything respecting the Company and its affiliates or their respective businesses, customers, supplier or operations, and which is not made readily available to the general public. You agree that both during and after your employment with any member of the Group Companies, you will not disclose to any individual or other entity, except in the proper course of your employment with any member of the Group Companies, or use for your own purposes or for purposes other than those of any member of the Group Companies, any Confidential Information or trade secrets of any member of the Group Companies acquired by you. You agree that at all times after your employment with any member of the Group Companies, you will hold in trust, keep confidential, and not publish, disclose or otherwise disseminate to any third party or make any use of the Confidential Information of any member of the Group Companies except for the benefit of the Group Companies and in the course of employment with any member of the Group Companies. You further agree not to cause the transmission, removal or transport of Confidential Information from the Group Companies’ place of business (principal, remote or otherwise), whether by hard or electronic copy, without prior written approval of the Company and its ultimate parent, except for the benefit of the Group Companies and in the course of your employment relationship with any member of the Group Companies. You acknowledge that you are aware that the unauthorized disclosure of Confidential Information of any member of the Group Companies may be highly prejudicial to the Group Companies’ interests, an invasion of privacy and an improper disclosure of proprietary information. You agree, promptly and without request, to deliver to and inform the Company and its ultimate parent of all documents and data pertaining to your services to the any member of the Group Companies and the Confidential Information of the Group Companies, whether prepared by you or otherwise coming into your possession or control. You will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information of any member of the Group Companies, including but not limited to any electronically stored data.

(i)If information enters the public domain, except as a result of a breach of this Section (c) by you or a breach of another confidentiality agreement to which any member of the Group Companies is a party, the information will not be deemed Confidential Information, or a trade secret protected by this Section (c). If you are compelled by law to disclose Confidential Information or trade secrets of any member of the Group Companies, pursuant to subpoena, an order from a court of

Exhibit 10.2
competent jurisdiction, or other applicable legal authority, you may disclose such Confidential Information or trade secrets to the extent so required, but you will, if possible, (i) provide reasonable advance notice of the subpoena, court order, or legal authority to the Company and its ultimate parent, and (ii) afford the Group Companies the reasonable opportunity to take legal action to contest, challenge, narrow or otherwise limit or condition the disclosure.
(ii)Sanctions for Unauthorized Taking of Confidential Information. You recognize that the unauthorized taking of the Group Companies’ Confidential Information could result in civil liability and that willful misappropriation may result in an award against you for damages and attorney’s fees and costs in collecting such damages. The unauthorized taking of trade secrets is a crime and may be punishable by imprisonment, or a fine, or both, and/or may result in civil liability, including, where applicable, punitive or similar damages, under applicable federal and state trade secret laws.
(iii)Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:
(A)You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (1) is made: in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B)    If you file a lawsuit for retaliation by any member of the Group Companies for reporting a suspected violation of law, you may disclose the Group Companies’ trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

(d)Intellectual Property.
(i) You have attached hereto as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, copyrights and patents that were made or developed by you prior to the date you sign this Agreement, that belong to you. If such list is not attached or is left blank, you represent that no such inventions exist.
(ii) You agree that all ideas, techniques, inventions, systems, business and marketing plans, projections and analyses, discoveries, technical information, programs, prototypes, copyrightable works of authorship, including without limitation software code, and similar developments, improvements or creations developed, conceived, created, discovered, made, or written by you in the course of or as the result, directly or indirectly, of the performance of your employment with any member of the Group Companies (hereinafter called "Developments"), and all related intellectual property rights, including but not limited to, writings and other works of authorship, United States and foreign patents, mask works, copyright and trademark registrations and other forms of intellectual property protection, shall be and remain the property of the Group Companies. You further agree to assign (or cause to

Exhibit 10.2
be assigned) and do hereby assign fully to the Group Companies all such Developments and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. In the event copyrightable works do not fall within the theory of works made for hire, you agree to assign, and do hereby assign, all rights, title and interest therein, without further consideration, to the Group Companies. You, insofar as you have the right to do so, agree that you will execute or cause to be executed such United States and foreign patents, mask works, copyright and trademark registrations and other documents and agreements and take such other action as may be desirable in the opinion of the Group Companies to enable intellectual property, copyright and other forms of protection for Developments to be obtained, maintained, renewed, preserved and protected throughout the world by or on behalf of the Group Companies.
(iii) If any member of the Group Companies is unable, after exercising reasonable efforts, to secure your signature on any application for patent, copyright, analogous registration, or other documents regarding any legal protection regarding Developments or other works and inventions, whether because of your physical or mental incapacity or for any other reason, you hereby irrevocably designate and appoint the Group Companies and their duly authorized officers and agents as your agent and attorney-in-fact to act for and on your behalf and to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of such patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by you.
(iv) Incorporation into Company Products. You agree that if in the course of your employment with any member of the Group Companies, you incorporate into any invention, service, or product any invention, improvement, Development, concept, discovery or other proprietary information owned by you or in which you have an interest, (i) you will inform the Company and its ultimate parent, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention, Service, or Development; and (ii) the Group Companies are hereby granted and will have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention, services, or Development. You will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without the Company's and its ultimate parent’s prior written permission.
(v) Subsequent Use Restrictions. During the course of employment and during the Restricted Period, you agree to promptly notify the Company and its ultimate parent of any inventions you develop that are based on, relate to or are a derivative of Developments or Confidential Information. You agree that any invention or work involving you after the separation of your employment shall be deemed to result from access to the Company’s Developments or Confidential Information (including without limitation patentable inventions and copyrightable works) if such invention or work: (i) arose from your work with any member of the Group Companies; or (ii) is related to the business of the Group Companies and is made, created, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed by you and/or with your significant aid by a third party, within the Restricted Period.

Exhibit 10.2
(e)Disclosure of New Employment. In light of your obligations under this Agreement, you agree to disclose the name of any future employer to the Company and its ultimate parent in writing (even if you intend to be self-employed), along with your future business contact information, including name and full address of the new employer. Where necessary to protect the Group Companies’ interests, any member of the Group Companies may notify any future or prospective employer of the existence of this Agreement and/or the terms and conditions of your employment with any member of the Group Companies. This obligation shall continue until the end of the time periods under the Non-Competition and Non-Solicitation provisions above.

(f)Cooperation. You shall provide reasonable cooperation in connection with any legal action or proceeding (or any appeal from any action or proceeding) which relates to events during your employment hereunder. The Company shall reimburse you for your reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies and subject to the delivery of reasonable support for such expenses.

(g) Restrictions Reasonable. You confirm that all restrictions and covenants in this Agreement are reasonable and valid, and waive all objections to and defenses to the strict enforcement thereof.

(h)Survival of Restrictions. This Agreement shall survive the termination of the Offer Letter between you and the Company and the termination of your employment with any member of the Group Companies, whether such termination is voluntary or involuntary, and regardless of the reason(s) for such termination.

(i)Remedies. In the event of breach or threatened breach by you of any provision of this Agreement, any member of the Group Companies shall be entitled to (i) injunctive relief by temporary restraining order, preliminary injunction, and/or permanent injunction, (ii) recovery of the attorneys’ fees and costs incurred by any member of the Group Companies in obtaining such relief, and (iii) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which any member of the Group Companies may incur as a result of said breach or threatened breach. Injunctive relief shall not be the exclusive relief and may be in addition to any other relief to which any member of the Group Companies would otherwise be entitled. The existence of any cause of action by you against the Company shall not constitute a defense to enforcement of the restrictions on you created by this Agreement. If you fail to comply with this Agreement during the Restricted Period, the time period for that the Restricted Period will be extended by one day for each day that you are found to have violated this Agreement, up to a maximum extension of twelve (12) months. In the event that a court finds the restrictions on you in this Agreement are unenforceable as written, then the parties shall consent to the reformation of the Agreement to make it enforceable to protect the interests of the Group Companies to the maximum extent legally allowed.

(j)Parties Benefited; Assignments. This Agreement shall inure to the benefit of the Group Companies’ owners, successors, assigns and affiliates, and may be assigned to and enforced by any of the foregoing. Neither this Agreement nor any rights or obligations hereunder may be assigned by you.

Exhibit 10.2
(k)Notices. Any notice required or permitted by this Agreement shall be in writing sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to the Company at its then principal office, or to you at your last known address, or to such other address or addressees as any party may from time to time specify in writing. Notices shall be deemed given when received.

(l)Governing Law, Jurisdiction and Venue. This Agreement and any issues arising from it or regarding its provisions shall be governed by and construed in accordance with the substantive and procedural laws of the state of your primary workplace without reference to such jurisdiction’s choice of law rules.

(m)Severability. The provisions of this Agreement are severable so that in the event any provision(s) in this Agreement is held to be illegal or unenforceable by any court or agency of competent jurisdiction, or by operation of any applicable law, the remaining terms of this Agreement shall remain valid and in full force and effect. Further, such court or agency shall modify the offending provision to conform to the most expansive permissible reading under the law to protect the interests of the Group Companies.

(n)No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(o) Comprehension; Consultation with Counsel. You acknowledge having read and understood this Agreement and further acknowledge being hereby advised, by this paragraph, to consult independent legal counsel. Accordingly, you acknowledge that you are voluntarily entering into this Agreement of your own volition and not under duress.

(p)Waiver of Jury Trial.
YOU AND THE GROUP COMPANIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Exhibit 10.2

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT THEY HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL IF THEY SO CHOSE, AND THAT THEY ENTER INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

/s/ Mutya Harsch
Mutya Harsch

April 7, 2021
Date

VYNE Pharmaceuticals Inc.

By: /s/ David Domzalski

David Domzalski, Chief Executive Officer

April 7, 2021
Date